News Release	Contact:
For Immediate Release	Anna Austin, EVP, Corporate Communications (314) 523-8354 Email: investor.relations@tlcvision.com

TLCVision Provides Update on
OccuLogix MIRA-1 Trial

ST. LOUIS, MO, February 3, 2006 — TLC Vision Corporation (NASDAQ:TLCV; TSX:TLC), North America’s premier eye care services company, announced today that OccuLogix, Inc. (NASDAQ: RHEO; TSX: RHE), of which TLCVision has 51% ownership, has completed a preliminary analysis of the data from MIRA-1, its recently completed pivotal (phase III) clinical trial using its RHEOTM System to treat the dry form of age-related macular degeneration (“Dry AMD”).

MIRA-1 did not demonstrate a statistically significant difference in the mean change of Best Spectacle-Corrected Visual Acuity applying the Early Treatment Diabetic Retinopathy Scale (“ETDRS BCVA”) between the treated and placebo groups at 12-months post base-line. As expected the treated group demonstrated a positive response. An anomalous response of the control group is the principal reason that the primary efficacy endpoint was not met.

There were subgroups that did demonstrate statistical significance in their mean change of ETDRS BCVA versus control. Further analysis of the study data is being undertaken.

There is a large patient population suffering from Dry AMD, with limited therapies available to treat this devastating disease. OccuLogix is in the process of evaluating the implications of the MIRA-1 study data on its application to the U.S. Food and Drug Administration for approval to market its RHEO™ System in the United States.

TLCVision will provide further updates as they become available.

About TLCVision

TLCVision is North America’s premier eye care services company, providing eye doctors with the tools and technologies needed to deliver high-quality patient care. Through its centers management and technology access service models, and its managed care contracting strength, TLCVision maintains leading positions in Refractive, Cataract, and AMD markets. More information about TLCVision can be found on the web site at www.tlcv.com.

Forward Looking Statements

This press release contains certain forward-looking statements within the meaning of Section 27A of the U.S. Securities Act of 1933 and Section 21E of the U.S. Securities Exchange Act of 1934, which statements can be identified by the use of forward looking terminology, such as “may”, “will”, “expect”, ”intend”, “anticipate”, “estimate”, “predict”, “plans” or “continue” or the negative thereof or other variations thereon or comparable terminology referring to future events or results. The Company’s actual results could differ materially from those anticipated in these forward-looking statements as a result of numerous factors, including the timing of expenditures, effects of competition, changes to pricing, acquisitions and expansion opportunities, any of which could cause actual results to vary materially from current results or TLCVision’s anticipated future results. See the Company’s reports filed with the Canadian Securities Regulators and the U.S. Securities and Exchange Commission from time to time for cautionary statements identifying important factors with respect to such forward looking statements, including certain risks and uncertainties, that could cause actual results to differ materially from results referred to in forward looking statements. TLCVision assumes no obligation to update the information contained in this press release.